Exhibit 99.1

Mesa Air Group Reports First Quarter Fiscal 2025 Results

May 19, 2025

PHOENIX, May 19, 2025 – Mesa Air Group, Inc. (NASDAQ: MESA) (“Mesa” or the “Company”) today reported first quarter fiscal 2025 financial and operating results.

First Quarter Fiscal 2025 Update:

•
Total operating revenues of $103.2 million
•
Pre-tax loss of $116.3 million, net loss of $114.6 million, or $(2.77) per diluted share
•
Adjusted net loss1 of $4.0 million2 excludes a $112.4 million loss related to the impairment and loss on sale of aircraft
•
Adjusted EBITDAR1 of $12.6 million
•
Operated at a 100.00% controllable completion factor3
•
Scheduled utilization for the quarter of 8.9 block hours per day

“Mesa continued to have strong operational performance during the December 2024 quarter,” said Jonathan Ornstein, Mesa Chairman and CEO. “We are pleased to have flown a 100% controllable completion factor for United. We continued to make financial progress and generated positive adjusted EBITDA and adjusted EBITDAR for the fifth consecutive quarter, highlighting improving operating profitability as we continued to wind down our CRJ operations.”

“Working closely with United’s network planning group, Mesa anticipates block hour utilization will be 9.8 in the June quarter, up from 9.4 in the March quarter, and 8.9 in the December quarter.”

First Quarter Fiscal 2025 Details

Total operating revenues in Q1 2025 were $103.2 million, lower by $15.5 million, or 13.1%, compared to $118.8 million for Q1 2024. Contract revenue was $80.7 million, lower by $20.4 million, or 20.2%, compared to $101.1 million in Q1 2024. These decreases were driven by the reduction in contractual aircraft with United Airlines, Inc. (“United”), the reduction in DHL revenue due to the wind-down of the FSA, and higher deferred revenue. These decreases were partially offset by higher E-175 block-hour rates.

Pass-through revenue increased by $4.9 million, or 27.6%, driven primarily by higher pass-through maintenance expense. Mesa’s Q1 2025 results include, per GAAP, the deferral of $5.6 million of revenue, versus the recognition of $3.0 million of previously deferred revenue in Q1 2024. The remaining deferred revenue balance of $15.3 million will be recognized as flights are completed over the remaining term of the United contract.

Total operating expenses in Q1 2025 were $214.0 million, an increase of $46.8 million, or 30.0%, versus Q1 2024. Compared to Q1 2024, the increase primarily reflects a net loss on asset sales during the quarter of $46.7 million and asset impairment costs that were $25.3 million higher. These increases were partially offset by flight operations expense that decreased by $16.5 million, or 31.9%, due to fewer contracted aircraft and decreases in pilot training costs. Depreciation and amortization expense also decreased $5.3 million, or 40.0%, compared to Q1 2024, primarily due to the retirement and sale of CRJ aircraft and engines.

Mesa’s Q1 2025 results reflect a net loss of $114.6 million, or $(2.77) per diluted share, compared to a net loss of $57.9 million, or $(1.41) per diluted share, for Q1 2024. Mesa’s Q1 2025 adjusted net loss was $4.0 million, or $(0.10) per diluted share, versus an adjusted net loss of $21.8 million, or $(0.53) per diluted share, in Q1 2024.

1 See Reconciliation of GAAP versus non-GAAP Disclosures

2 Adjusted net loss primarily excludes $46.7 million of net losses on asset sales and $65.7 million in asset impairment

3 Excludes cancellations due to weather and air traffic control

Mesa’s adjusted EBITDA1 for Q1 2025 was $11.0 million, compared to adjusted EBITDA of $5.0 million for Q1 2024. Adjusted EBITDAR was $12.6 million for Q1 2025, compared to adjusted EBITDAR of $6.3 million for Q1 2024.

First Quarter Fiscal 2025 Operating Performance

Operationally, the Company reported a controllable completion factor of 100.00% for United during Q1 2025. This is compared to a controllable completion factor of 99.92% for United during Q1 2024. Controllable completion factor excludes cancellations due to weather and air traffic control.

For Q1 2025, the Company operated 62 large (70/76 seats) jets under its CPA with United, comprising 54 E-175s and eight CRJ-900s.

Balance Sheet and Liquidity

Mesa ended the December 2024 quarter with $40.0 million in unrestricted cash and cash equivalents. As of December 31, 2024, the Company had $230.6 million in total debt, secured primarily with aircraft and engines, compared to a balance of $481.0 million as of December 31, 2023. During the quarter, the Company paid $79.8 million in debt, of which $69.0 million which was related to the sale of E175 aircraft.

As of March 31, 2025, Mesa had $54.1 million in unrestricted cash and cash equivalents. Based on the most recent appraisal value of spare parts, Mesa had $12.4 million in available credit under its United facility, subject to approval.

Form 10-Q

The Company is working diligently to complete the Form 10-Q for the period ended March 31, 2025 and plans to file it as soon as possible.

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa Air Group, Inc. is the holding company of Mesa Airlines, a regional air carrier providing scheduled passenger service to 82 cities in 32 states, the District of Columbia, Cuba, and Mexico. As of March 31, 2025, Mesa operated a fleet of 60 aircraft, with approximately 238 daily departures. The Company had approximately 1,650 employees. Mesa operates all its flights as United Express pursuant to the terms of a capacity purchase agreement entered into with United Airlines, Inc.

Important Cautions Regarding Forward-Looking Statements

This Press Release includes information that constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. These forward-looking statements are based on the Company’s current beliefs, assumptions, and expectations regarding future events, which in turn are based on information currently available to the Company. By their nature, forward-looking statements address matters that are subject to risks and uncertainties. A variety of factors could cause actual events and results to differ materially from those expressed in or contemplated by the forward-looking statements. These factors include, without limitation, the ability to complete the proposed merger with Republic on the proposed terms or on the anticipated timeline, or at all, including the risks and uncertainties related to securing the necessary stockholder approval and satisfaction of other closing conditions to consummate the proposed transaction, the Company’s ability to respond in a timely and satisfactory matter to the inquiries by Nasdaq, the Company’s ability to regain compliance with Listing Rule, the Company’s ability to become current with its reports with the SEC, and the risk that the completion and filing of the Form 10-Q will take longer than expected. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s filings with the SEC, including the risk factors contained in its most recent Annual Report on Form 10-K and the Company’s other subsequent filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

Contact:

Mesa Air Group, Inc.

Media

media@mesa-air.com

Investor Relations
investor.relations@mesa-air.com

MESA AIR GROUP, INC.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except per share amounts) (Unaudited)

	Three months ended December 31,
	2024	2023
Operating revenues:
Contract revenue	$ 80,678	$ 101,100
Pass-through and other revenue	22,555	17,677
Total operating revenues	103,233	118,777

Operating expenses:
Flight operations	35,273	51,818
Maintenance	46,527	48,627
Aircraft rent	1,616	1,204
General and administrative	9,519	12,009
Depreciation and amortization	7,979	13,293
Asset impairment	65,665	40,384
Loss on sale of assets	46,691	386
(Gain) on extinguishment of debt	—	(2,954)
Other operating expenses	760	2,458
Total operating expenses	214,030	167,225
Operating income/(loss)	(110,797)	(48,448)

Other income (expense), net:
Interest expense	(7,064)	(11,160)
Interest income	17	14
Unrealized gain/(loss) on investments, net	(42)	2,451
Gain on debt forgiveness	4,500	—
Other income, net	(2,900)	157
Total other expense, net	(5,489)	(8,538)
Income (loss) before taxes	(116,286)	(56,986)
Income tax expense (benefit)	(1,728)	864
Net income (loss)	$ (114,558)	$ (57,850)

Net income (loss) per share attributable to common shareholders
Basic	$ (2.77)	$ (1.41)
Diluted	$ (2.77)	$ (1.41)

Weighted-average common shares outstanding
Basic	41,332	40,940
Diluted	41,332	40,940

MESA AIR GROUP, INC.

Consolidated Balance Sheets

(In thousands) (Unaudited)

	December 31, 2024	September 30, 2024
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 39,980	$ 15,621
Restricted cash	3,004	3,009
Receivables, net	5,250	5,263
Expendable parts and supplies, net	29,172	28,272
Assets held for sale	80,723	5,741
Prepaid expenses and other current assets	2,577	3,371
Total current assets	160,706	61,277

Property and equipment, net	203,567	426,351
Lease and equipment deposits	524	1,289
Operating lease right-of-use assets	6,588	7,231
Deferred heavy maintenance, net	5,351	6,396
Assets held for sale	—	86,605
Other assets	6,829	7,709
TOTAL ASSETS	$ 383,565	$ 596,858

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and finance leases	$ 143,275	$ 50,455
Current portion of deferred revenue	4,955	3,932
Current maturities of operating leases	1,430	1,681
Accounts payable	60,932	72,096
Accrued compensation	6,705	12,797
Customer deposits	962	1,189
Other accrued expenses	34,819	32,308
Total current liabilities	253,078	174,458

NONCURRENT LIABILITIES:
Long-term debt and finance leases, excluding current portion	83,786	259,816
Noncurrent operating lease liabilities	6,484	6,863
Deferred credits	2,036	3,020
Deferred income taxes	5,214	8,173
Deferred revenue, net of current portion	10,329	5,707
Other noncurrent liabilities	26,675	28,579
Total noncurrent liabilities	134,524	312,158
Total liabilities	387,602	486,616

STOCKHOLDERS' EQUITY:

Common stock of no par value and additional paid-in capital, 125,000,000 shares authorized; 41,331,719 (2025) and 41,331,719 (2024) shares issued and outstanding, 4,899,497 (2025) and 4,899,497 (2024) warrants issued and outstanding	272,655	272,376
Accumulated deficit	(276,692)	(162,134)
Total stockholders' equity	(4,037)	110,242
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 383,565	$ 596,858

MESA AIR GROUP, INC.

Operating Highlights

(Unaudited)

	Three months ended
	December 31,
	2024	2023	Change
Available seat miles (thousands)	873,214	1,026,800	(15.0)%
Block hours	39,035	46,658	(16.3)%
Average stage length (miles)	549	535	2.6%
Departures	21,351	26,254	(18.7)%
Passengers	1,303,641	1,608,170	(18.9)%
Controllable completion factor*
United	100.00%	99.92%	0.1%
Total completion factor**
United	99.55%	99.20%	0.4%

*Controllable completion factor excludes cancellations due to weather and air traffic control

**Total completion factor includes all cancellations

Reconciliation of non-GAAP financial measures

Although these financial statements are prepared in accordance with accounting principles generally accepted in the U.S. ("GAAP"), certain non-GAAP financial measures may provide investors with useful information regarding the underlying business trends and performance of Mesa's ongoing operations and may be useful for period-over-period comparisons of such operations. The tables below reflect supplemental financial data and reconciliations to GAAP financial statements for the three months ended December 31, 2024 and December 31, 2023. Readers should consider these non-GAAP measures in addition to, not a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all items that may affect the Company's net income or loss. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

Reconciliation of GAAP versus non-GAAP Disclosures

(In thousands) (Unaudited)

Three Months Ended December 31, 2024				Three Months Ended December 31, 2023
Income (Loss) Before Taxes	Income Tax (Expense) Benefit	Net Income (Loss)	Net Income (Loss) per Diluted Share	Income (Loss) Before Taxes	Income Tax (Expense) Benefit	Net Income (Loss)	Net Income (Loss) per Diluted Share

GAAP income (loss)	$ (116,286)	$ 1,728	$ (114,558)	$ (2.77)	$ (56,986)	$ (864)	$ (57,850)	$ (1.41)
Adjustments(1)(2)(3)(4)(5)(6)(7)(8)(9)	112,266	(1,668)	110,598	$ 2.68	37,640	(1,566)	36,074	$ 0.88
Adjusted income (loss)	(4,020)	60	(3,960)	$ (0.10)	(19,346)	(2,430)	(21,776)	$ (0.53)

Interest expense	7,064				11,160
Interest income	(17)				(14)
Depreciation and amortization	7,979				13,293
Adjusted EBITDA	11,006				5,093

Aircraft rent	1,616				1,204
Adjusted EBITDAR	$ 12,622				$ 6,297

(1) $3.0 million gain on extinguishment of debt during the three months ended December 31, 2023.

(2) $0.1 million loss and $2.5 million gain resulting from changes in the fair value of the Company's investments in equity securities during the three months ended December 31, 2024 and 2023, respectively.

(3) $4.9 million and $40.4 million impairment loss related to held for sale assets during the three months ended December 31, 2024 and 2023, respectively.

(4) $0.7 million and $2.0 million in third party costs associated with significant, non-recurring transactions during the three months ended December 31, 2024 and 2023, respectively.

(5) $0.7 million and $0.3 million loss on deferred financing costs related to the retirement of debts during the three months ended December 31, 2024 and 2023, respectively.

(6) $46.7 million and $0.4 million net loss on the sale of assets during the three months ended December 31, 2024 and 2023, respectively.

(7) $2.9 million loss on the write off of interest related to the sale of aircraft during the three months ended December 31, 2024.

(8) $60.7 million impairment loss related to the write down of net book value of certain aircraft during the three months ended December 31, 2024.

(9) $4.5 million gain on forgiveness of debt during the three months ended December 31, 2024.

Source: Mesa Air Group, Inc.